As filed with the Securities and Exchange Commission on May 8, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Schneider National, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1258315
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3101 South Packerland Drive

Green Bay, Wisconsin 54313

(Address of principal executive offices) (Zip code)

Schneider National, Inc. 2017 Omnibus Incentive Plan

(Full title of the plan)

Thomas G. Jackson

Executive Vice President and General Counsel

Schneider National, Inc.

3101 South Packerland Drive

Green Bay, Wisconsin 54313

(Name and address of agent for service)

(920) 592-2000

(Telephone number, including area code, of agent for service)

Copies to:

Taylor Wedge French, Esq.

Barlow T. Mann, Esq.

McGuireWoods LLP

201 North Tryon Street

Suite 3000

Charlotte, North Carolina 28202

(704) 343-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Schneider National, Inc., a Wisconsin corporation (the “Company”), to register an additional 19,900,000 shares of its Class B Common Stock of the Company, no par value (the “Class B Common Stock”) issuable under the Schneider National, Inc. 2017 Omnibus Incentive Plan, as amended and restated (the “2017 Incentive Plan”). On March 17, 2026, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to amend and restate the 2017 Incentive Plan to, among other things, increase the number of shares available for issuance under the plan by 19,900,000 shares of Class B Common Stock. This proposal was approved by the Company’s stockholders on April 30, 2026. Pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 of the Company filed with the Commission on April 13, 2017 (File No. 333-217301) (the “Prior Registration Statement”) relating to the 2017 Incentive Plan are hereby incorporated in this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein or in the specified exhibits attached hereto or by any subsequently filed document incorporated by reference herein or therein. The Prior Registration Statement is currently effective.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers

On April 29, 2024, the Board of Directors of the Company approved Amended and Restated Bylaws of the Company (which became effective on April 29, 2024) to prohibit indemnification of an officer to the extent such indemnification would be prohibited pursuant to the terms of the Company’s Amended & Restated Compensation Recovery Policy, as amended from time to time.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit
4.1†	Amended and Restated Bylaws of Schneider National, Inc., dated as of April 30, 2026 (incorporated by reference to Exhibit 3.1 on Form 8-K (File No. 001-38054) filed on May 1, 2026)

5.1*	Opinion of Godfrey & Kahn, S.C.

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

99.1†	Schneider National, Inc. 2017 Omnibus Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.1 Form 8-K (File No. 001-38054) filed on May 1, 2026)

107*	Filing Fee Table

*	Filed herewith.
†	Incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on May 8, 2026.

SCHNEIDER NATIONAL, INC.

By:	/s/ Mark B. Rourke
Name:	Mark B. Rourke
Title:	President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas G. Jackson, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to act on and sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granted unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on May 8, 2026.

Signature	Title	Date

/s/ Mark B. Rourke	President, Chief Executive Officer and Director	May 8, 2026
Mark B. Rourke	(Principal Executive Officer)

/s/ Darrell G. Campbell	Executive Vice President and Chief Financial Officer	May 8, 2026
Darrell G. Campbell	(Principal Financial Officer)

/s/ Shelly A. Dumas-Magnin	Vice President and Controller	May 8, 2026
Shelly A. Dumas-Magnin	(Principal Accounting Officer)

/s/ James L. Welch	Chairman of the Board of Directors	May 8, 2026
James L. Welch

/s/ Jyoti Chopra	Director	May 8, 2026
Jyot Chopra

/s/ Mary P. Deprey	Director	May 8, 2026
Mary P. Deprey

/s/ James R. Giertz	Director	May 8, 2026
James R. Giertz

/s/ Robert M. Knight	Director	May 8, 2026
Robert M. Knight

/s/ Austin Ramirez	Director	May 8, 2026
Austin Ramirez

/s/ Paul J. Schneider	Director	May 8, 2026
Paul J. Schneider

/s/ Julie K. Streich	Director	May 8, 2026
Julie K. Streich

/s/ John A. Swainson	Director	May 8, 2026
John A. Swainson